UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 31, 2014, Cytomedix, Inc. (the “Company”) filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, disclosing, (in Items 1 and 9B of such filing) among other things, the terms of executed subscription agreement and other related agreements and instruments relating to the sale by the Company of 3,846,154 shares of its common stock and warrants to purchase shares of common stock of the Company (the “Warrants”) (together, the “Securities”), for gross proceeds of $2 million (the “Offering”). The investor in the Offering will also be issued five-year warrants to purchase 2,884,615 shares of common stock at an exercise price per share of $0.52. The Company hereby incorporates by reference the contents of such disclosures as they pertain to the Offering. The purpose of this filing is to file operative agreements relating to the Offering as exhibits hereto.

The descriptions of the Subscription Agreement, the Registration Rights Agreement and the Warrant and other agreements and instruments in connection therewith do not purport to be complete and are subject to and qualified in their entirety by reference to the full texts of such agreements and instruments, which are filed as Exhibits to this filing and are incorporated herein by reference. These various agreements contain representations and warranties by each of the parties thereto. The representations, warranties and covenants contained in such documents and agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and (i) should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the agreements by disclosures that were made to the other party in connection with the negotiation of the agreements; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of such agreements or such other date or dates as may be specified in the agreements.

Item 9.01	Exhibits

4.1	Warrant dated March 31, 2014.
10.1	Subscription Agreement dated March 31, 2014.
10.2	Registration Rights Agreement dated March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Martin P. Rosendale
Martin P. Rosendale Chief Executive Officer

Date: April 7, 2014